Exhibit 99.2

Contact:	Jennifer Schuricht
702-402-5241

NV Energy Makes One Company Filing with
Public Utilities Commission of Nevada

Las Vegas (June 3, 2013) – NV Energy filed with the Public Utilities Commission of Nevada a request to consolidate legal and regulatory structures of its two operating subsidiaries, Nevada Power and Sierra Pacific Power Company. This filing is the final step of the merger between the two companies that began in 1999.

“We are asking the PUCN to create a single utility structure. The expected year-end completion of the One Nevada Transmission line is the impetus for making this request,” said Michael Yackira, NV Energy President and Chief Executive Officer. “If approved, it will result in fewer regulatory filings and modest reductions in cost of service, and will facilitate accounting for the benefits associated with ON Line.”

The filing seeks to put mechanisms in place to account for costs going forward and will have no impact on customer rates. If approved, the proposal will be in effect with the completion of the ON Line transmission project in December of this year. The company would then file a proposed combined general rate case on June 1, 2014, with an effective date of January 1, 2015.

Other than the efficiencies gained in this filing, the company has already captured for the benefit of customers consolidation of activities, including back-office and operational functions, most notably in power generation, resource optimization and transmission.

Headquartered in Las Vegas, NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a combined service territory of nearly 46,000 square miles, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada and nearly 40 million tourists annually.

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